May 23, 2008

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Young Innovations, Inc. and subsidiaries and, under the date of March 12, 2008, we reported on the consolidated financial statements of Young Innovations, Inc. and subsidiaries as of and for the years ended December 31, 2007 and 2006 and the effectiveness of internal control over financial reporting as of December 31, 2007. On May 19, 2008, we were dismissed. We have read Young Innovations, Inc. and subsidiaries’ statements included under Item 4.01 of its Form 8-K dated May 23, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with Young Innovations, Inc.’s following statements:

•	The statements made in the 1st paragraph of the Form 8-K, except for the statement that KPMG LLP, the Company’s previous principal auditor, was dismissed on May 19, 2008.
•	The statements made in the 2nd and the 5th paragraphs of the Form 8-K.

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Very truly yours,

/s/ KPMG LLP